Management Services Agreement

This Management Services Agreement, dated April 11, 2006, is entered into by and between Israel Technology Acquisition Corp., a Delaware corporation (the “Company”), and A.A. Pearl Investments Ltd., an Israeli company (the “Management Company”).

Whereas:
the Company has entered into an Agreement and Plan of Merger dated as of February 28, 2006 with IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp. (the “Merger Agreement”), pursuant to which ITAC Acquisition Subsidiary Corp. will be merged with and into IXI Mobile, Inc. and the surviving corporation will thereafter be a wholly-owned subsidiary of the Company;

Whereas:	Mr. Israel Frieder (“Frieder”) is the Chairman and Chief Executive Officer of the Company;

Whereas:
the parties to the Merger Agreement have agreed that, following consummation of the merger contemplated by the Merger Agreement, Frieder will serve as co-Chairman of the Board of the Company (which will change its name to IXI Mobile, Inc.);

Whereas:	the Company and the Management Company have agreed to enter into an agreement, pursuant to which the Management Company will make available Frieder’s services to the Company;

Therefore, it is hereby stipulated and agreed between the parties as follows:

1.	The preface to this Agreement constitutes an integral part of this Agreement.

2.	Unless otherwise defined herein, each capitalized term appearing herein shall have the meaning attributed to it in the Merger Agreement.

3.
Engagement and Services. Effective upon the closing of the merger contemplated by the Merger Agreement (the “Effective Date”), the Company hereby engages the Management Company to provide to the Company the services of a co-Chairman. Such services shall include fulfillment of all of the obligations that are imposed on a co-Chairman by law or by the Company’s By-Laws as they may be amended from time to time, or that the Board of Directors of the Company may determine from time to time are commensurate with the position of the company’s co-Chairman (collectively, the “Services”).

The Management Company shall provide the Services solely through the person of Frieder, who shall devote the appropriate time, attention and energy for the benefit of the Company as commensurate with the position of co-Chairman, and shall use his best efforts to promote and serve the interests of the Company. The Services shall not be delegated or assigned to any other individual, it being understood that Mr. Gideon Barak will also serve as co-Chairman of the Board of the Company, and the performance of the services of Chairman shall be allocated between Frieder and Gideon Barak.

4.	Consideration. As consideration for the Services, the Company shall:

4.1.
pay the Management Company the amount of $17,500 per month plus applicable value added tax, which amount shall be reviewed on an annual basis (as such amount may be adjusted from time to time by agreement between the parties, the “Monthly Fee”), payable in arrears on the first business day of each month against issuance of a valid tax receipt by the Management Company. The Monthly Fee shall be paid in NIS and linked to the US dollar based on the representative rate of exchange of the US dollar known on the last day of the month to which the Monthly Fee relates.

4.2.	pay the Management Company an additional amount on account of any and all daily travel expenses to which an employee may be entitled under applicable law;

4.3.
reimburse the Management Company for necessary and actual business expenses incurred by the Management Company and Frieder in connection with providing the Services, in accordance with the Company’s policies, as the same shall change from time to time (the “Expenses”); and

4.4.
at the Management Company’s option, and subject to the Company’s policy regarding the use of rented/leased automobiles by employees, the Company will grant the Management Company, on behalf of Frieder, the right to use an automobile throughout the Term (as defined below) and shall cover the expenses associated therewith as specified in the Company’s automobile policy; in such case, the Monthly Fee shall be (i) decreased by the amount specified in the Company’s automobile policy, and (ii) increased by the amount which otherwise would have been paid to the Management Company as daily travel expenses under Section 4.2 (but in such case the Management Company shall not be entitled to any daily travel expenses or to similar costs under any applicable law).

The Management Company shall not be entitled to any compensation other than the Monthly Fee and the Expenses.

5.	Taxes. The Management Company shall be solely responsible for all taxes and other mandatory payments with respect to the amounts payable by the Company to the Management Company under this Agreement.

6.
Insurance Policy. The Company hereby undertakes to amend its directors’ and officers’ liability insurance policy so that such policy will name each of the Management Company and Frieder as an “Assured Person” or an “Assured Entity,” as applicable, granting them coverage identical to the coverage granted to directors, managing director and officers of the Company.

7.	Term.

7.1.
This Agreement shall commence on the Effective Date and shall continue in full force and effect for two years, and shall thereafter renew automatically for additional successive terms of one year each unless terminated by either party upon at least 90 days’ notice (the “Termination Notice”) prior to a scheduled renewal date (the “Term”).

7.2.
In the event that (i) the Company terminates this Agreement for any reason, other than a Termination for Cause (as defined below), or (ii) the Management Company terminates this Agreement for Justifiable Reason (as defined below), the Management Company and Frieder, as the case may be, shall be entitled to the following:

7.2.1.
the Management Company shall be entitled to the Monthly Fee, as adjusted, that would have been due to it in the twelve-month period following the delivery of the Termination Notice (the “Severance Period”);

7.2.2.
the Management Company or Frieder, as the case may be, shall be entitled to immediate vesting upon the effective date of termination of all unvested options, if any, to purchase common stock of the Company (“Options”); and the exercise period of all Options, if any, shall be extended to the full term of such Options pursuant to the relevant share option plan or agreement in place with regard to such Options, and in the absence of a provision in the share option plan or agreement in this regard, the full term of such Options shall be 10 years (except that upon the occurrence of a “Change of Control,” as defined in the Company’s stock option plan, such Options shall be subject to adjustment, exchange or early exercise in the same manner as other options subject to the Company’s stock option plan);

7.2.3.
the Management Company or Frieder, as the case may be, shall be entitled to formulaic bonuses, if any, that would have been due during the Severance Period; in the event that the Severance Period ends prior to the completion of any calendar year or prior to the publication of the financial statements for a given calendar year, the Management Company or Frieder, as the case may be, shall be entitled to the proportionate share of the bonus (based upon a calculation of the applicable bonus for the entire calendar year in which the Severance Period ends), which shall be paid within the timeframe provided for herein.

For the avoidance of doubt, the 90-day notice period set forth in Section 7.1 above shall overlap with the Severance Period.

“Termination for Cause” shall mean a termination by the Company as a result of (i) a material breach by the Management Company of this Agreement which is not cured by the Management Company within thirty (30) days after its receipt of notice thereof from the Company; (ii) any action by the Management Company or Frieder to intentionally harm the Company which is not rectified by the Management Company or Frieder, as the case may be, within thirty (30) days after their receipt of notice thereof from the Company; or (iii) any act of moral turpitude by Frieder.

“Justifiable Reason” shall mean (i) an action by the Company to substantially change the functions, rights or duties of the Management Company or Frieder; (ii) a material breach by the Company of any of the provisions of this Agreement, which is not cured within thirty (30) days of the date the Company was notified, in writing, of such breach; (iii) a requirement by Company that Frieder relocate to a business location outside of Israel; (iv) any action by the Company to intentionally harm the Management Company or Frieder which is not rectified by the Company within thirty (30) days after its receipt of notice thereof from the Management Company or Frieder.

7.3.
In the event of (i) a Termination for Cause or (ii) a termination by the Management Company or Frieder of this Agreement other than for Justifiable Reason , then Management Company shall only be entitled to (a) the Monthly Fee as adjusted, and (b) any formulaic bonuses and Options (subject to vesting events and conditions precedent set forth in this Agreement), in each case that would have been due to the Management Company or Frieder in the three-month period following the delivery of the Termination Notice. Any Options vested prior to expiry of the three month period shall be exercisable no later than 6 months following such date or earlier upon so called “Change of Control” events as set forth in the Company’s Plan; upon a so called “Change of Control” event such Options shall be subject to adjustment/swap/early exercise in the same manner as other options subject to the Plan.

8.
Confidentiality. The Management Company hereby acknowledges and agrees that it has read and understood, and will comply with, the Confidential Information, Invention Assignment, Competition and Solicitation Undertaking attached hereto as Exhibit A, which constitutes an integral part of this Agreement. The Management Company further acknowledges and agrees that it will cause Frieder to comply with such Confidential Information, Invention Assignment, Competition and Solicitation Undertaking.

9.
Relationship between the Parties. The sole relationship between the Company and the Management Company shall be that of independent contractors. Neither the Management Company nor Frieder shall in any way be deemed an agent or employee of the Company. The Management Company undertakes to indemnify and hold the Company harmless from and against any loss, cost, expense, damage or liability arising out of or in connection with a claim against the Company alleging that an employment relationship or agency exists between (i) the Company, on the one hand, and (ii) the Management Company or any of the Management Company’s officers or employees, on the other hand.

10.
Entire Agreement; No Waiver or Assignment. This Agreement sets forth the entire agreement between the parties and shall supersede all previous communications and agreements between the parties, either oral or written. This Agreement may be modified only by a written amendment executed by both parties. This Agreement may not be assigned, sold, delegated or transferred in any manner by the Management Company for any reason whatsoever by operation of law or otherwise.

11.
Governing Law; Jurisdiction. This Agreement shall be governed exclusively by the laws of the State of Israel regardless of its conflict of law principles. The parties consent to the exclusive jurisdiction and venue of the courts sitting in Tel-Aviv for any lawsuit filed arising from or relating to this Agreement.

IN WITNESS WHEREOF, the parties have set their hand as of the date first above written.

Israel Technology Acquisition Corp. By: /s/ Israel Frieder Name: Israel Frieder Title: Chairman	A.A. Pearl Investments Ltd. By: /s/ Israel Frieder Name: Israel Frieder Title: Chairman
We agree to the above: IXI Mobile, Inc. By: /s/ Gideon Barak Name: Gideon Barak Title: Chairman

Exhibit A

to Management Services Agreement
between Israel Technology Acquisition Corp.
and A.A. Pearl Investments Ltd.

Proprietary Information, Invention Assignment,
Competition and Solicitation Undertaking

As a condition to the execution of the Management Services Agreement between Israel Technology Acquisition Corp. and A.A. Pearl Investments Ltd., and in consideration for the Monthly Fee paid to the Management Company by the Company, the Management Company hereby agrees to the following:

1.	Confidential and Proprietary Information

The Management Company acknowledges and agrees that it or its employees who provide services to the Company may have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology from the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether written, oral or in any medium or form (including any confidential or proprietary information received from third parties under the Company’s obligation to maintain the confidentiality of such information), shall be referred to as “Proprietary Information.”

Proprietary Information shall not include information that the Management Company can show by competent documentary evidence (i) was known to the Management Company or its employees prior to the Management Company’s or such employees’ association with the Company and can be so proven by documentation; (ii) shall have become a part of the public knowledge except as a result of the Management Company’s breach of this Agreement; or (iii) reflects information and data generally known in the industries or trades in which the Company operates.

The Management Company agrees and declares that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the Term of the Management Services Agreement and after the expiration or termination of the Term, the Management Company will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it, without the written consent of the Company except as may be necessary in the ordinary course of performing the Management Company’s duties under the Management Services Agreement.

Upon termination of the Management Services Agreement, the Management Company will promptly deliver to the Company all documents and materials of any nature pertaining to its work with the Company, and will not retain any documents or materials or copies thereof containing any Proprietary Information.

2.	Disclosure and Assignment of Inventions

From and after the date hereof, the Management Company undertakes and covenants that it will promptly disclose in confidence to the Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets of any kind whatsoever, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by the Management Company or its employees who provide services to the Company, either alone or jointly with others, during the Term (whether or not in the course the services performed under the Management Services Agreement) (“Inventions”).

The Management Company further agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development, are and will be the sole and exclusive property of the Company (“Company Inventions”).

The Management Company hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that the Management Company or its employees who provide services to the Company may have in or with respect to any Company Invention.

The Management Company agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries, and will sign any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. In the event that the Management Company does not, for any reason, execute such documents within a reasonable time of the Company’s request, the Management Company hereby irrevocably appoints the Company as its attorney-in-fact for the purpose of executing such documents on behalf of the Management Company, which appointment is coupled with an interest.

3.	Competition and Solicitation of Employees and Customers

In order to protect the Company’s goodwill and its proprietary and other legitimate interests, including, but not limited to, Proprietary Information, Company Inventions, and the Company’s ability to invest the necessary time and resources in its business, research and development, and in its present and future employees (including such employees’ formal and informal training and the development of their skills, knowledge and experience), the Management Company hereby agrees and undertakes as follows:

The Management Company will not, during the Term and for a period of six (6) months following the expiration or termination of the Term for whatever reason, directly or indirectly, on behalf of itself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), either for its own account, or as an advisor, partner, joint venturer, executive, agent, consultant, licensor, licensee, salesperson, officer, director or shareholder of a Person, engage in any business or venture that directly competes with the business of the Company.

For a period of six (6) months immediately following the expiration or termination of the Term for any reason, whether with or without cause, the Management Company shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s senior management employees to leave their employment, or take away such employees, nor will the Management Company interfere with or disrupt or attempt to disrupt the Company’s business relationship with any of its customers, partners, shareholders or suppliers.

4.	Employees of the Management Company

The Management Company shall ensure that each of its employees who provide services to the Company shall abide by the terms and conditions of this Undertaking as though it were a party hereto.

IN WITNESS WHEREOF, the Management Company has executed this Undertaking.

A.A. Pearl Investments Ltd. By: Name: Title: Date: